Exhibit 10.1
SETTLEMENT AND REDEMPTION AGREEMENT
THIS SETTLEMENT AND REDEMPTION AGREEMENT (this “Agreement”), dated as of August 19, 2011, effects settlement and release of claims and disputes among (a) GTSI Corp., a Delaware corporation (“GTSI”), (b) The Eyak Corporation, a corporation organized under the laws of the State of Alaska in accordance with the Alaska Native Claims Settlement Act (“Eyak”), (c) Global Technology Group, LLC, an Alaska limited liability company (“Global” and, together with Eyak, the “Continuing Members”), and (d) Eyak Technology, LLC, a Delaware limited liability company (the “Company”), as well as the redemption of GTSI’s limited liability company interests in the Company and the resolution of any claims, known or unknown, between the Parties and their affiliates. The Company, GTSI and the Continuing Members may hereinafter be referred to individually as a “Party” or collectively as the “Parties.”
R E C I T A L S
A. The Company was formed pursuant to a Certificate of Formation filed with the Secretary of State of the State of Delaware on January 2, 2002. The Company is governed by the Amended Operating Agreement of the Company, dated as of June 14, 2002 (the “Operating Agreement”).
B. GTSI owns a thirty-seven percent (37%) Percentage Interest (as defined in the Operating Agreement) in the Company (the “GTSI Interest”). The Continuing Members own the remaining Percentage Interests in the Company.
C. Pursuant to Section 10.2 of the Operating Agreement, GTSI desires to sell and the Company desires to redeem, purchase and acquire the GTSI Interest, all in accordance with the terms and conditions of this Agreement (the “Redemption”). Following the Redemption, the Continuing Members will continue as members of the Company.
D. Eyak currently owns 100 shares of the common stock of GTSI and by letters dated November 1, 2010 and June 24, 2011 to GTSI from Eyak’s counsel (collectively, the “Shareholder Demands”), Eyak demanded specific action by GTSI’s board of directors with respect to the Company (the “Derivative Claims”).
E. The Company, the Continuing Members and GTSI are parties to an arbitration proceeding before the American Arbitration Association (“AAA”), entitled Eyak Technology, LLC v. GTSI Corp., Case No. 75 117 00388 which remains pending (the “Arbitration”).
F. The Company, the Continuing Members, GTSI, Keith Gordaoff, Sylvia Lange, Jim Ujioka, Rod Worl and Quang Le are parties to an action pending in the Court of Chancery of the State of Delaware entitled GTSI Corp. v. Eyak Technology, LLC, et al., Civil Action No. 5815-VCL (the “Chancery Court Action” and, together with the Arbitration, the “Settled Litigation”).
G. The Company, the Continuing Members and GTSI have each made various demands of each other, including demands regarding the conduct of business, the operations of their respective boards of directors, Freedom of Information Act (“FOIA”) demands and requests pursuant to the Operating Agreement (collectively, the “Demands”).

H. The Parties desire to release, settle, resolve and otherwise completely dispose of all claims and disputes regarding all matters raised in the Derivative Claims, the Settled Litigation and the Demands (collectively, the “Disputes”).
NOW, THEREFORE, in consideration of the promises and the respective representations, warranties and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby incorporate the Recitals set forth above and agree as follows:
1. Purchase of the GTSI Interest.
1.1 Purchase Price. The Company hereby agrees to pay directly to GTSI the total amount of Twenty Million Dollars ($20,000,000), in cash (the “Purchase Price”) for the GTSI Interest and all rights of GTSI under the Operating Agreement. The Purchase Price shall be paid by the Company to GTSI by wire transfer on the Closing Date (as defined in Section 9 hereof).
1.2 Redemption, Purchase and Sale of the GTSI Interest. For and in consideration of the payment of the Purchase Price, upon the Closing, (i) GTSI shall sell, assign, transfer, and deliver to the Company, and (ii) the Company shall redeem and purchase from GTSI, GTSI’s entire right, title, and interest in and to the GTSI Interest and all rights and obligations of GTSI under the Operating Agreement. The GTSI Interest and the rights and obligations under the Operating Agreement shall be transferred by GTSI free and clear of any and all liabilities, liens, pledges, claims, mortgages, deeds of trust, collateral assignments, security interests, litigations, options, calls, contracts, conditional or other sales agreements and encumbrances whatsoever and of any and all other claims (collectively, “Liens”). The Redemption shall become effective upon receipt of the Purchase Price by GTSI. The Parties acknowledge and agree that upon the Redemption, (i) all rights, interests and claims of GTSI arising from the GTSI Interest, including, without limitation, any right to distributions now existing or that may hereafter arise pursuant to Section 4 of the Operating Agreement and all other rights under the Operating Agreement, shall be transferred, sold and assigned to the Company and GTSI shall cease to have any right thereto or otherwise, and (ii) any past, existing and future obligations of GTSI under the Operating Agreement shall cease and be extinguished.
2. Releases.
2.1 Release of GTSI. Effective upon the Closing, the Continuing Members and the Company, for themselves and their respective successors and assigns, irrevocably and expressly release and discharge fully and forever GTSI and its Related Parties (collectively, the “GTSI Releasees”) from any and all claims, demands, damages, lawsuits, and causes of action, whether known, unknown or unforeseen, arising on or before the Closing Date, which any of the Continuing Members or the Company has, or may have, against the GTSI Releasees for any reason whatsoever in law or in equity, under federal, state, or other law, whether the same be upon statutory claim, contract, tort or other basis arising out of or relating to (i) the Disputes; (ii) any and all obligations of the GTSI Releasees under the Operating Agreement, the Mentor-Protégé Agreement, or any other agreement between or among any of the Parties concerning any Party’s interests in or relationship with the Company; (iii) any claim, allegation or cause of action, whether direct or derivative, that was or could have been raised in the Disputes; (iv) any claim or cause of action, whether direct or derivative, arising from or relating to the operations of the Company or any Party’s Percentage Interest in the Company; (v) any other fiduciary duties that any of the GTSI Releasees may owe to the Company or either of the Continuing Members; (vi) any request pursuant to FOIA or any equivalent request for information from any government agency naming any GTSI Releasee or requesting information relating to any GTSI Releasee; and (vii) any claim alleging violations of federal or state securities laws, common-law fraud or deceit; provided, however, that the release herein shall not apply to or affect (x) any GTSI Releasee’s obligations under this Agreement, (y) the Confidentiality Agreement, dated April 7, 2011 (the “April Confidentiality Agreement”), or the Confidentiality Agreement, dated July 22, 2011 (the “July Confidentiality Agreement” and together with the April Confidentiality Agreement, the “Confidentiality Agreements”), or (z) the Confidentiality Order, entered by the Arbitrator in the Arbitration (the “Confidentiality Order”), and shall not release any Party’s obligation not to disclose documents or information under any of the Confidentiality Agreements or the Confidentiality Order.

2.2 Release of the Continuing Members and the Company. Effective upon the Closing, GTSI, for itself and its respective successors and assigns, irrevocably and expressly releases and discharges fully and forever the Continuing Members, the Company and each of their respective Related Parties (collectively, the “Company Releasees”) from any and all claims, demands, damages, lawsuits, and causes of action, whether known, unknown or unforeseen, arising on or before the Closing Date, which GTSI has, or may have, against the Company Releasees for any reason whatsoever in law or in equity, under federal, state, or other law, whether the same be upon statutory claim, contract, tort or other basis arising out of or relating to (i) the Disputes; (ii) any and all obligations of the Company Releasees under the Operating Agreement, the Mentor-Protégé Agreement, or any other agreement between or among any of the Parties concerning any Party’s interests in or relationship with the Company; (iii) any claim, allegation or cause of action, whether direct or derivative, that was or could have been raised in the Disputes; (iv) any claim or cause of action, whether direct or derivative, arising from or relating to the operations of the Company or any Party’s Percentage Interest in the Company; (v) any other fiduciary duties that any of the Company Releasees may owe to GTSI; (vi) any request pursuant to FOIA or any equivalent request for information from any government agency naming any Company Releasee or requesting information relating to any Company Releasee, including without limitation GTSI’s FOIA requests, filed on October 5, 2010 and November 9, 2010, respectively (the “Initial Requests”); and (vii) any claim alleging violations of federal or state securities laws, common-law fraud or deceit; provided, however, that the release herein shall not apply to or affect (x) any Company Releasee’s obligations under this Agreement, (y) the Confidentiality Agreements, or (z) the Confidentiality Order, and shall not release any Party’s obligation not to disclose documents or information under any of the Confidentiality Agreements or the Confidentiality Order.
2.3 Release of Derivative Claims. Effective upon the Closing, Eyak, for itself and its successors and assigns, withdraws its Shareholder Demands and irrevocably and expressly releases and discharges fully and forever the GTSI Releasees from any and all claims, demands, damages, law suits and causes of action, whether known, unknown or unforeseen, arising on or before the Closing Date, which Eyak has, or may have, against the GTSI Releasees for (i) any claim, whether direct or derivative, arising from or in connection with Eyak’s ownership of the common stock of GTSI, the Shareholder Demands or the Derivative Claims, (ii) any claim, allegation or cause of action, whether direct or derivative, that was or could have been raised in the Shareholder Demands or the Derivative Claims, and (iii) any other stockholder claim or cause of action, whether direct or derivative, arising from or relating to the operations of GTSI.
2.4 Related Parties. “Related Parties” means, with respect to any Party, such Party’s subsidiaries, shareholders (excluding, with respect to GTSI, Eyak), employees, representatives, attorneys, advisors, successors and present and former directors and officers.

3. Dismissal of Disputes.
3.1 Immediately following the Closing, each of GTSI, the Continuing Members and the Company shall dismiss with prejudice, and without any award of costs or attorneys’ fees to either side, the Arbitration, and shall file with AAA the motion to dismiss, in the form attached hereto as Exhibit A. Each Party shall bear its own attorneys’ fees and expenses and shall be responsible for its share of any outstanding fees or costs due to AAA in connection with the Arbitration.
3.2 Immediately following the Closing, Eyak hereby agrees to direct its attorneys to execute and deliver to GTSI a letter in the form attached hereto as Exhibit B and shall cease all activity, preparation and actions that would result in the filing or pursuit of the Derivative Claims.
3.3 Immediately following the Closing, each of GTSI, the Continuing Members and the Company hereby agree to dismiss with prejudice, and without any award of costs or attorneys’ fees to either side, the Chancery Court Action, and shall file the stipulation of dismissal and executed versions of the associated waivers of notice and consents of each of GTSI, Eyak and Global in the form attached hereto as Exhibit C. The Company agrees to obtain the consent of Keith Gordaoff, Sylvia Lange, Jim Ujioka, Rod Worl and Quang Le to this dismissal of the Chancery Court Action.
3.4 Each Party waives any right to challenge, appeal or otherwise seek to overturn any decision rendered in the Settled Litigation.
4. Confidentiality. Each of the Parties agrees that it will keep the negotiation and provisions of this Agreement and all correspondence and discussion with respect to the Disputes in strictest confidence and that it will not, without the prior written approval of the other Parties, make any press release or other public announcement concerning the transactions contemplated hereby that is inconsistent in any material respect with the scope and content of the press release and the Current Report on Form 8-K prepared by GTSI and reviewed and approved by the Company prior to the date hereof (such documents, the “GTSI Release and 8-K”) and the press release prepared by the Company and reviewed and approved by GTSI prior to the date hereof (such document, the “Company Release”), except that (a) the Parties may disclose this Agreement and information related hereto in confidence to their respective attorneys, accountants, auditors, tax preparers and financial advisors (such persons to treat this Agreement and any such information confidentially in accordance with this Section 4 and such disclosing Party to be responsible for any breach hereof by any such person), (b) the Parties may disclose this Agreement and other information related thereto as necessary to fulfill applicable government, public company reporting and any other legally required obligations, including, without limitation, disclosure to the Securities and Exchange Commission (the “SEC”) and the U.S. Small Business Administration (“SBA”) and each of the respective representatives of any such government agency, and to make presentations to and to respond to questions by stockholders, lenders, analysts, or similar parties, in all cases consistent in all material respects with the scope and content of the GTSI Release and 8-K and the Company Release, (c) the Parties may disclose this Agreement and information related hereto insofar as such disclosure may be necessary to enforce its terms, and (d) the Parties may disclose this Agreement and information related hereto to the extent necessary or appropriate (x) based on any request, demand or subpoena from a government authority, and (y) in connection with disclosure obligations relating to bids and proposals of a Party or any of its subsidiaries. Notwithstanding anything to the contrary set forth herein, any and all financial information regarding the Company or either of the Continuing Members disclosed to GTSI pursuant to the Confidentiality Agreements or the Confidentiality Order shall be governed by the July Confidentiality Agreement and the Confidentiality Order.

5. No Reliance. Each Party acknowledges that, with respect to every aspect of this Agreement, including but not limited to the Redemption, the releases contemplated by Section 2 hereof, and the dismissals and covenants contemplated by Section 3 and Section 10 hereof, each Party has relied solely and exclusively on the advice and assistance of its own attorneys and other advisors and that it has not and is not relying on the statements, representations or documents provided by the other Parties unless specifically identified in Section 6, Section 7 or Section 8 (as applicable) below.
6. Representations and Warranties of the Company. The Company represents and warrants as of the date hereof to GTSI as follows:
6.1 Power and Authority. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the full limited liability company power and authority to (a) execute and deliver this Agreement, (b) perform its obligations hereunder, (c) redeem, purchase and receive from GTSI the GTSI Interest, (d) fulfill the obligations imposed herein upon the Company, and (e) consummate the transactions contemplated herein.
6.2 Authorization. The execution, delivery and performance of this Agreement by the Company, and the Company’s consummation of the transactions contemplated hereby, have been approved by (i) all of the members of the Company other than GTSI and (ii) the Board (as defined in the Operating Agreement).
6.3 Enforceability. This Agreement constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms.
6.4 Insolvency. The Company is not insolvent and will not become insolvent as a result of entering into this Agreement and fulfilling its obligations hereunder.
6.5 No Conflicts. The execution, delivery and performance of this Agreement by the Company do not and will not (i) result in a violation of any law applicable to the Company, or (ii) result in a material breach of, conflict with or default under, any term or provision of any note, mortgage, bond, security agreement, loan agreement, guaranty, pledge or other instrument, contract, agreement or commitment to which the Company is a party or by which the Company or any of the Company’s assets or properties, are subject or bound.
6.6 Acknowledgement. The Company acknowledges that the Purchase Price was determined by arms’ length negotiations between the Parties.

6.7 New Contracts. Since June 30, 2011 through the business day immediately preceding the Closing Date, (i) the Company has not been awarded any new prime contract vehicles by the U.S. government or any instrumentality thereof; (ii) the Company has not been awarded any individual task order under prime contract vehicles that existed prior to June 30, 2011 by the U.S. government or any instrumentality thereof in excess of $1,600,000 and (iii) the Company has not entered into new subcontract arrangements with prime contractors (excluding teaming agreements entered into in the ordinary course of business); provided that the Company was party to a teaming agreement with a prime contractor that was awarded by the U.S. Department of Veteran Affairs Veterans Affairs Transformation Twenty-One Total Technology Acquisition Program in July 2011.
6.8 No Inducements. Neither GTSI nor any other party has made any oral or written representation, inducement, promise or agreement to the Company in connection with the matters herein, other than as expressly set forth in this Agreement, and in entering into this Agreement, the Company is not relying upon any representation or statement of fact not expressly set forth in this Agreement.
6.9 FOIA Requests. There are no pending requests by or on behalf of the Company or any of its subsidiaries for information or documents relating to any GTSI Releasee pursuant to FOIA or any equivalent claims for information from any government agency.
6.10 Disclaimer. Except as expressly set forth in this Section 6, none of the Company, nor (except as set forth in Section 7, as to the Continuing Members) any of the Company’s Related Parties, nor any person or entity acting on behalf of any of them, nor any of their respective affiliates, makes any representation or warranty of any kind, express or implied, at law or in equity.
7. Representations and Warranties of the Continuing Members. Each of the Continuing Members hereby represents and warrants, severally, but not jointly, to GTSI as of the date hereof as follows:
7.1 Power and Authority. Eyak is duly organized, validly existing and in good standing under the laws of the State of Alaska in accordance with the Alaska Native Claims Settlement Act and has full corporate power and authority to (a) execute and deliver this Agreement, (b) perform its obligations hereunder, (c) fulfill the obligations imposed herein upon Eyak, and (d) consummate the transactions contemplated herein. Global is duly organized, validly existing and in good standing under the laws of the State of Alaska and has full corporate power and authority to (a) execute and deliver this Agreement, (b) perform its obligations hereunder, (c) fulfill the obligations imposed herein upon Global, and (d) consummate the transactions contemplated herein.
7.2 Authorization. The execution, delivery and performance of this Agreement by Eyak, and Eyak’s consummation of the transactions contemplated hereby, have been duly authorized by all requisite corporate or other action of Eyak. The execution, delivery and performance of this Agreement by Global, and Global’s consummation of the transactions contemplated hereby, have been duly authorized by all requisite corporate or other action of Global.

7.3 Enforceability. This Agreement constitutes the legal, valid, and binding obligation of each of the Continuing Members, enforceable against each of the Continuing Members in accordance with its terms.
7.4 No Conflicts. The execution, delivery and performance of this Agreement by each of the Continuing Members do not and will not (i) result in a violation of any law applicable to such Continuing Member, or (ii) result in a material breach of, conflict with or default under, any term or provision of any note, mortgage, bond, security agreement, loan agreement, guaranty, pledge or other instrument, contract, agreement or commitment to which such Continuing Member is a party or by which such Continuing Member or any of such Continuing Member’s assets or properties are subject or bound.
7.5 No Inducements. Neither GTSI nor any other party has made any oral or written representation, inducement, promise or agreement to the Continuing Members in connection with the matters herein, other than as expressly set forth in this Agreement, and in entering into this Agreement, the Continuing Members are not relying upon any representation or statement of fact not expressly set forth in this Agreement.
7.6 Disclaimer. Except as expressly set forth in this Section 7, none of the Continuing Members, nor (except as set forth in Section 6, as to the Company) any of the Continuing Members’ Related Parties, nor any person or entity acting on behalf of any of them, nor any of their respective affiliates, makes any representation or warranty of any kind, express or implied, at law or in equity.
8. Representations and Warranties of GTSI. GTSI hereby represents and warrants to the Continuing Members and the Company as of the date hereof as follows:
8.1 Power and Authority. GTSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. GTSI has full corporate power and authority to (a) execute and deliver this Agreement, (b) perform its obligations hereunder, (c) sell, assign, transfer and deliver the GTSI Interest to the Company, (d) fulfill the obligations imposed herein upon GTSI, and (e) consummate the transactions contemplated herein.
8.2 Authorization. The execution, delivery and performance of this Agreement by GTSI, and GTSI’s consummation of the transactions contemplated hereby, have been duly authorized by all requisite corporate or other action of GTSI, including by GTSI’s Board of Directors.
8.3 Enforceability. This Agreement constitutes the legal, valid, and binding obligation of GTSI, enforceable against GTSI in accordance with its terms.
8.4 No Inducements. None of the Company or the Continuing Members or any other party has made any oral or written representation, inducement, promise or agreement to GTSI in connection with the matters herein, other than as expressly set forth in this Agreement, and in entering into this Agreement, GTSI is not relying upon any representation or statement of fact not expressly set forth in this Agreement.

8.5 Ownership of the GTSI Interest. GTSI is the sole owner and holder of, and has the full and entire right, title, and interest in and to the GTSI Interest to be redeemed, purchased and sold hereunder, free and clear of any and all Liens, which GTSI Interest constitutes (a) one hundred percent (100%) of all of the limited liability company interests of the Company owned by GTSI and its Related Parties (excluding persons and entities that are Related Parties of GTSI solely by reason of being employees or shareholders of GTSI), and (b) a thirty-seven percent (37%) Percentage Interest (as defined in the Operating Agreement) of the Company. Other than the GTSI Interest, GTSI neither owns nor holds any other interest in the Company or any affiliate of the Company (other than GTSI and its subsidiaries), nor does GTSI have any other right (whether or not currently exercisable) thereto.
8.6 FOIA Requests. Other than the Initial Requests, there are no pending requests by or on behalf of GTSI or any of its subsidiaries for information or documents relating to any Company Releasee pursuant to FOIA or any equivalent claims for information from any government agency.
8.7 Insolvency. GTSI is not insolvent and will not become insolvent as a result of entering into this Agreement and fulfilling its obligations hereunder.
8.8 No Conflicts. The execution, delivery and performance of this Agreement by GTSI do not and will not (i) result in a violation of any law applicable to GTSI, or (ii) result in a material breach of, conflict with or default under, any term or provision of any note, mortgage, bond, security agreement, loan agreement, guaranty, pledge or other instrument, contract, agreement or commitment to which GTSI is a party or by which GTSI or any of GTSI’s assets or properties are subject or bound.
8.9 Certain Acknowledgements. GTSI acknowledges that it has conducted its own independent review and analysis of and, based thereon, has formed an independent judgment concerning, the GTSI Interest, the value of the GTSI Interest, and the business, assets, condition, operations and prospects of the Company. GTSI, or its advisors, has been afforded the opportunity to conduct due diligence on the Company and has been provided with information and materials they deem sufficient to evaluate the merits of the Redemption and the other transactions contemplated hereby. GTSI is a publicly-traded company and each of GTSI and its financial advisors has the expertise, knowledge and experience in financial and business matters to enable it to utilize the information made available to it in connection with the Redemption and the other transactions contemplated hereby, to evaluate the merits and risks of the Redemption and the other transactions contemplated hereby, and to make an informed decision with respect thereto and such an evaluation and informed decision has been made. With respect to any estimate, projection, budget or forecast delivered by or on behalf of the Company and/or either Continuing Member to GTSI related to the GTSI Interest or the business of the Company, GTSI acknowledges that (i) there are uncertainties inherent in attempting to make such estimates, projections, budgets and forecasts, (ii) GTSI is aware that actual results may differ materially, and (iii) none of the Company or either Continuing Member makes or shall be deemed to have made any representation or warranty with respect to any such estimate, projection, budget or forecast or otherwise.
8.10 Disclaimer. Except as expressly set forth in this Section 8, none of GTSI, nor any of GTSI’s Related Parties, nor any person or entity acting on behalf of any of them, nor any of their respective affiliates, makes any representation or warranty of any kind, express or implied, at law or in equity.

9. Closing Date. The closing hereunder shall take place simultaneous with the execution of this Agreement in McLean, Virginia (the “Closing”, and the date thereof, the “Closing Date”) and may take place by conference call. At the time of the Closing and as a condition to the obligations of the Company and the Continuing Members hereunder, GTSI shall deliver to the Company and the Continuing Members a copy of the opinion received from its financial advisor that purchase of the GTSI Interest by the Company is fair from a financial point of view to the shareholders of GTSI; provided that such opinion may not be relied upon by the Company or the Continuing Members and the Company, the Continuing Members and their respective representatives shall keep the contents of such opinion confidential in accordance with the terms of Section 4 hereof. To the extent permitted by applicable law and GAAP, the Parties will treat the Closing as being effective as of 11:59 p.m. on the Closing Date.
10. Warranty and Covenant Not to Sue. Each Party warrants that only it owns the claims being released by such Party herein, and that no assignment or subrogation of such claim has been made by such Party. Except with respect to disputes arising from a breach of this Agreement, the July Confidentiality Agreement or the Confidentiality Order, each Party agrees not to file, charge, claim, sue, or cause or permit to be filed, charged, or claimed any action for any form of relief, whether in law or equity, against any other Party relating to, arising out of, or based on the subject matter of any of the claims released pursuant to Section 2 of this Agreement.
11. No Admission. The Parties agree that this Agreement is executed by the Parties to compromise disputed claims and that the existence of this Agreement shall not constitute, or be construed as, an admission of any violation or breach of any agreement, law, order, ordinance, regulation or enactment, or of wrongdoing of any kind by any Party, and each Party specifically denies any such violation or wrongdoing on its part.
12. Return of Documents; Continuation of Confidentiality Obligations.
12.1 Promptly upon occurrence of the dismissals contemplated by Section 3 hereof, each Party shall return to each other Party or certify in writing that it has destroyed any information obtained from each such other Party, whether pursuant to discovery or either of the Confidentiality Agreements, excluding any documents obtained through the Initial Requests. Each Party’s obligations not to disclose information under the Confidentiality Agreements and the Confidentiality Order shall survive this Agreement. None of the foregoing shall prevent a Party from retaining copies or electronic versions of any document filed with the Arbitrator or the Delaware Court of Chancery, or used in connection with the preparation, issuance or Board consideration of the fairness opinion provided to GTSI.
12.2 The Parties hereby agree that the July Confidentiality Agreement shall be deemed to have superseded the April Confidentiality Agreement and that all information provided under the April Confidentiality Agreement shall be governed by and subject to the July Confidentiality Agreement. All information provided by the Company under either of the Confidentiality Agreements shall be subject to and used in accordance with the terms of the July Confidentiality Agreement.

13. Non-Disparagement.
13.1 From the Closing Date until the three (3) year anniversary thereof, the Company and the Continuing Members each agree that none of their respective officers or directors will engage in any conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) that are directly or indirectly disparaging or damaging to the integrity, reputation or good will of GTSI or any of its officers, directors or subsidiaries. This provision is not applicable to statements made in connection with (i) enforcement of this Agreement, (ii) truthful testimony obtained through subpoena, (iii) truthful information provided pursuant to investigation or request by any governmental body, including, without limitation, truthful disclosure to the SEC, the SBA, the Department of Justice and respective representatives of such agencies and truthful information disclosed to fulfill applicable public company disclosure obligations and disclosure obligations in connection with bids and proposals of the Company or any of its subsidiaries, and (iv) presentations to and to responses made to questions by stockholders, lenders and analysts and similar parties, all such disclosures in accordance with Section 4 hereof.
13.2 From the Closing Date until the three (3) year anniversary thereof, GTSI agrees that none of its officers or directors will engage in any conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) that are directly or indirectly disparaging or damaging to the integrity, reputation or good will of any of the Company or the Continuing Members or any of their respective officers, directors or subsidiaries. This provision is not applicable to statements made in connection with (i) enforcement of this Agreement, (ii) truthful testimony obtained through subpoena, (iii) truthful information provided pursuant to investigation or request by any governmental body, including, without limitation, truthful disclosure to the SEC, the SBA, the Department of Justice and respective representatives of such agencies and truthful information disclosed to fulfill applicable public company disclosure obligations and disclosure obligations in connection with bids and proposals of GTSI or any of its subsidiaries, and (iv) presentations to and to responses made to questions by stockholders, lenders and analysts and similar parties, all such disclosures in accordance with Section 4 hereof.
14. FOIA.
14.1 For a period of three (3) years after the Closing, the Company agrees that it and its subsidiaries and representatives (on its behalf) shall not, directly or indirectly, make or pursue any request pursuant to FOIA or any equivalent request for information from any government agency naming any GTSI Releasee or requesting information relating to any GTSI Releasee; provided, however, that if in connection with any governmental investigation of or third party legal proceeding against the Company, which was first discovered (including any investigation by a government agency or of occurrences or circumstances, in each case not currently known by the Company) following the Closing, the Company determines, based upon advice of counsel, that obtaining documents covered by the preceding clause could lead to relevant information that could assist in its defense, then the Company may file a FOIA request to pursue such documents, after prior written notice to GTSI, which notice shall include a copy of such FOIA request.

14.2 GTSI and its subsidiaries agree not to appeal or continue to pursue requests, documents, claims or actions under the Initial Requests. For a period of three (3) years after the Closing, GTSI agrees that it and its subsidiaries and representatives (on its behalf) shall not, directly or indirectly, make or pursue any request pursuant to FOIA or any equivalent request for information from any government agency naming any Company Releasee or requesting information relating to any Company Releasee; provided, however, that if in connection with any governmental investigation of or third party legal proceeding against GTSI, which was first discovered (including any investigation by a government agency or of occurrences or circumstances, in each case not currently known by GTSI) following the Closing, GTSI determines, based upon advice of counsel, that obtaining documents covered by the preceding clause could lead to relevant information that could assist in its defense, then GTSI may file a FOIA request to pursue such documents, after prior written notice to the Company, which notice shall include a copy of such FOIA request.
15. Tax and Financial Matters.
15.1 The Company and the Continuing Members agree to cause the Company to close its books as of the close of business on the Closing Date so as to determine the share of each Member’s (as defined in the Operating Agreement) (including GTSI) profits or losses for the period from January 1, 2011 through the Closing Date.
15.2 The Company shall engage Aronson LLC to perform an audit of financial statements of the Company for the period from January 1, 2011 through the close of business on the Closing Date. The Company shall make such audited financial statements available to GTSI within ninety (90) days after the Closing for inclusion in GTSI’s financial statements and Form 10-K filing with the SEC.
16. General Provisions.
16.1 Expenses. Each Party shall pay all of its own costs and expenses (including attorneys’ and accountants’ fees and other out-of-pocket expenses) in connection with the prosecution of the Settled Litigation, the pursuit or defense of the Disputes, the negotiation and execution of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.
16.2 Amendment and Waiver. No amendment, modification or waiver of any of the provisions of this Agreement shall be effective against any Party unless such modification, amendment or waiver is approved in writing by such Party. No course of dealing between the Parties or any delay in exercising any rights hereunder shall operate as a waiver of any rights.
16.3 Parties in Interest; Successors and Assigns. No Party may assign this Agreement without the prior written consent of the other Parties. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.
16.4 Entire Agreement. This Agreement, together with the Confidentiality Agreements and the Confidentiality Order, constitute the entire agreement between the Parties on the subject matter hereof. Where used herein, the singular shall apply to the plural, the plural to the singular, and one gender to the other or the neuter where the context so requires.

16.5 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
16.6 Counterparts. This Agreement may be executed either as one document or in separate counterparts, whether originals or copies of originals transmitted by facsimile or other electronic means, each of which will be deemed an original, and all of which, when taken together, will constitute one and the same Agreement.
16.7 Governing Law. The law of the Commonwealth of Virginia shall govern all questions concerning the construction, validity, interpretation and enforceability of this Agreement and the performance of the obligations imposed by this Agreement, without giving effect to any choice of law or conflict of law rules or provisions (whether of Virginia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Virginia.
16.8 Venue. Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the United States District Court for the Eastern District of Virginia and any state court located within Fairfax County, Commonwealth of Virginia. Each of the Parties agrees: (i) that each of the United States District Court for the Eastern District of Virginia and any state court located within Fairfax County, Commonwealth of Virginia shall be deemed to be a convenient forum; (ii) to the service of process in any such legal proceeding in the United States District Court for the Eastern District of Virginia or any state court located within Fairfax County, Commonwealth of Virginia by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein; (iii) not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in the United States District Court for the Eastern District of Virginia or any state court located within Fairfax County, Commonwealth of Virginia, any claim that any of the Parties is not subject to personal jurisdiction of such court or that such legal proceeding has been brought in an inconvenient forum; and (iv) that the venue of such proceeding is proper and that this Agreement may be enforced in or by the United States District Court for the Eastern District of Virginia and any state court located within Fairfax County, Commonwealth of Virginia.
16.9 Waiver of Jury Trial. EACH OF THE PARTIES IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO OR ARISING OUT OF THIS AGREEMENT.
16.10 No Other Consideration. The Parties affirm that the terms stated herein are the only consideration for their executing this Agreement, and that no other representations, promises, or agreements of any kind have been made by any person or entity to cause them to execute this Agreement.
16.11 Acknowledgment. In entering into this Agreement, the Parties acknowledge that they are represented by counsel of their choice, or had the opportunity to be represented by counsel of their choice. The Parties affirm that they have read the Agreement in its entirety, have had a full and fair opportunity to consider and understand its terms, and to be advised by their counsel. The Parties further acknowledge that they execute the Agreement of their own free will and without coercion.

16.12 Notices. All notices, requests, demands and other communications shall be in writing and shall be deemed to have been duly given if delivered personally or if sent by a nationally recognized overnight delivery service or by registered or certified mail, return receipt requested, properly addressed and postage prepaid to the address set forth below.

GTSI CORP.	THE EYAK CORPORATION
2553 Dulles View Drive	P.O. Box 340
Suite 100	Cordova, AK 99574
Herndon, VA 20171	Attn: President
Attn: Sterling Phillips, President	Telecopier: 907-424-5161
Telecopier: 709-502-2933
with a copy to:
with a copy to:
THE EYAK CORPORATION
GTSI CORP.	360 W. Benson Blvd., Suite 210
2553 Dulles View Drive	Anchorage, AK 99503
Suite 100	Attn: Brennan Cain, Corporate Counsel
Herndon, VA 20171	Telecopier: 907-334-6973
Attn: Joe Ugialoro, General Counsel
Telecopier: 703-222-5217	EYAK TECHNOLOGY, LLC
201 E. Third Avenue
GLOBAL TECHNOLOGY GROUP, LLC	Anchorage, AK 99501
2627 C Street, Suite 100	Attn: President
Anchorage, AK 99503	Telecopier: 907-276-5636
Attn: Eleanor Andrews
Telecopier: 907-279-2757	with a copy to:

EYAK TECHNOLOGY, LLC
22980 Indian Creek Drive Suite 400
Dulles, VA 20166
Attn: President
Telecopier: 703-880-5376
16.13 No Brokers. Each of the Parties represents and warrants to the other Parties (except, as to GTSI, for Raymond James Financial, Inc. and, as to the Company, for Houlihan Lokey) that it has not employed any broker in carrying out the negotiations relating to this Agreement. Each Party shall indemnify and hold harmless the other Parties from and against any claim for brokerage or other commission arising out of the Redemption contemplated hereby.
16.14 Survival of Representations, Warranties and Covenants. The representations and warranties contained in this Agreement shall survive until the nine (9) month anniversary of the Closing; except that the representations and warranties contained in sections 6.1, 6.2, 6.3, 7.1, 7.2, 7.3, 8.1, 8.2, 8.3, 8.5 and 8.9 shall survive until their applicable statute of limitations, and each covenant and agreement contained in this Agreement, shall survive the Closing and be enforceable in accordance with its terms until such covenant or agreement has been fully performed.

16.15 Further Assurances. Each of the Parties agrees to execute and deliver to the other Parties such other documents and instruments as may be reasonably requested in furtherance of the performance of the terms, covenants, and conditions of this Agreement. The Parties further agree to cooperate in carrying out this Agreement, including, without limitation, the amendment of the Operating Agreement to reflect the Redemption and the removal of GTSI as a party thereto.
(Signature page follows)

IN WITNESS WHEREOF, each of the Parties has executed and delivered this Agreement as of the date first above written.

GTSI CORP.

By:
Name:
Title:

THE EYAK CORPORATION

By:
Name:
Title:

GLOBAL TECHNOLOGY GROUP, LLC

By:
Name:
Title:

EYAK TECHNOLOGY, LLC

By:
Name:
Title: